Project Construction Contract

The People’s Government of Linwei District, Weinan City

Tianjin Yayi Industrial Co., Ltd.

July 2008

Project Construction Investment Contract

Party A: The People’s Government of Linwei District, Weinan City (addressed as party A below)
Party B: Tianjin Yayi Industrial Co., Ltd. (addressed as party B below)

According to the Contract Law of the People’s Republic of China and related statute, and based on negotiation, both parties have agreed to signed the contract allowing party B to invest in Weibei Industrial Park of Weinan High-Tech Industrial Development Area to establish goat milk process project:

A.
Party A agrees that party B will invest in Weibei Industrial Park of Weinan High-Tech Industrial Development Area to establish goat milk process project. The total investment amount will be 130M RMB, including fixed assets of 80M RMB. The planned construction area is 30,000 square meters, which will be used for deep processing of goat milk products. The designed production capacity of all kinds of goat milk products is 50,000 tons per year. After the production begins, the project will bring annual sales of 300M RMB and annual tax of 60M RMB.

B.
Party A agrees to lease a piece of land with an area of about 66670 square meters to party B at the price of 68,000 RMB per 666.7 square meters (the area is subject to the actual measuring and include the surrounding roads). The address is to the east of the Gong Ye Street extension line and to the north of Hou Huai Road. The term of use is 50 years. The city construction facilities fee is exempted. Party B should pay off the land use right transfer price within 10 days after signing the contract. (payment receiving unit: New Industrial Project Area of Linwei Branch of Weinan City State-Owned Land and Resources Bureau Account number: 2605044629200056606 Account Opening Bank: ICBC Qianjin Road Branch, Weinan City) Meanwhile, party A should make sure that party B may enter the piece of land to start construction within 30 days after it pays off the land use right transfer price.

C.
As to the project, party B must cover the industrial and commerce registration, tax registration and liquidation in the Wei Bei industrial park of Linwei District. Party B must follow laws and statutes to operate and pay taxes.

D.
In order to make sure that party B’s project construction can start and complete as scheduled, party A must provide necessary documents for design and construction within ten days after the use right transfer payment is paid off. When party B’s investment on fixed assets reaches 1/3 of the total investment, party A will give the Land Use Certificate of the People’s Republic of China to party B.

E.
On the land that party A provides to party B for the project, party B must start the construction within 3 months after signing the agreement and complete the construction within 12 months. If party B can not start the construction on time, party A has the right to withdraw the land and the contract will automatically terminate. Meanwhile, party B should compensate for all economic losses for the period it occupies the land; if the construction time limit is extended or party B has not invested as much as the agreement stated, party B must not enjoy the discounted transfer price, each 666 square meters should be valued at the average minimum cost of RMB112,000 and the price gap should be filled up. The plan of party B’s project must meet party A’s general requirement.
F.
The land transferred from party A to party B at a price lower than the average minimum cost for the construction of party B’s project must be used for the developing the industry. Party B must not change the function of the land casually. If party B really needs to change the function, it must get party A’s approval first.

G.	As to the taxes that should be paid by the construction company, party B should deduct them from its payment to the construction company and pay to the local taxation authority of party A.
H.
If the construction of party B’s project completes within the time limits, there will be no charge on it for the first five years after the completion of the project. That is, the company will be exempted from all administrative charges of or lower than province-level. After five years, the company will be charge only 50%.

I.
According to related policies of the governmental file Wei Lin Zheng Fa (2003) No.33, the land used by projects in the industrial park should be facilitated with roads, electricity, water supply, drainage, communicate and information cable. However, considering that party A’s industrial park is in the primary state, both parties agree that:

1. Environmental protection: before construction starts, party B’s project must get environmental protection authority’s approval and related report.
2. Party A is responsible for introducing the running water to the outside of the plant area of party B’s project, while party B will connect the water into the plant to ensure the water supply for construction, production and living.
3. Party A should ensure party B’s electricity supply for construction, production and living.
4. Party A allows party B to use coal-burning boiler whose lifespan is no shorter than the designed one. Its exhausting standard should be up to the national exhausting standard for coal-burning boiler.
5. Party A promises to make the communication cable ready before the construction starts and will make the information cable ready as soon as possible.
6. Party A should ensure that the procedures required get all kinds of governmental approval can be covered smoothly at the beginning of the project construction, and party A will make all efforts to provide a good environment for party B’s development.

J.	If anything unsettled arises, party A and B should discuss and reach agreement in another occasion. The supplementary agreements share the same legal effect with this contract.

K.	There should be four copies of the contract, with each of party A and party B holding two copies.

Party A: The People’s Government of Linwei District of Weinan City
Legal representative (or authorized representative) signature and seal
Date: July 25, 2008

Party B: Tianjin Yayi Industrial Co., Ltd.
Legal representative (or authorized representative): company seal
J.	Date: